Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
July 31, 2008		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Reports Second Quarter 2008 Results

•	Operating income increases 13% to $18.1 million;
21% excluding one-time 2007 gains

•	Net income increases 13% to $10.2 million;
28% excluding one-time 2007 gains

Salem, MA (July 31, 2008) – Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported results for the quarter ended June 30, 2008.  For the three months ended June 30, 2008, revenue was $50.4 million, an increase of $5.2 million, or 12%, as compared to revenue of $45.2 million for the three months ended June 30, 2007.  Net income was $10.2 million for the quarter, as compared to $9.0 million for the same period in 2007, an increase of $1.2 million, or 13%.  On a per share basis, net income increased by 14% to $0.67 per diluted share from $0.59 per diluted share for the three months ended June 30, 2007.  Net income for 2007 was positively impacted by $1.0 million of one-time gains.  Excluding those one-time gains, net income for 2007 would have been $8.0 million and the comparative increase in net income for 2008 would be 28%.

For the six months ended June 30, 2008, revenue was $96.0 million, an increase of $6.9 million or 8% as compared to revenue of $89.1 million for the six months ended June 30, 2007.  Net income was $18.1 million for the six months ended June 30, 2008, as compared to $15.9 million for the same period in

2007, an increase of $2.2 million or 14%.  On a per share basis, net income increased by 13% to $1.18 per diluted share from $1.04 per diluted share for the six months ended June 30, 2007.

Revenue and operating income for the second quarter of 2008 was positively impacted by the previously announced increase in the Company’s ownership in Bermuda Digital Communications (BDC) from approximately 43% to 58% of BDC’s outstanding stock.  The Company began consolidating the operating results of BDC on May 15, 2008, the effective date of its increase in ownership.

“This was a good quarter, with stronger results than we expected,” said Michael T. Prior, Chief Executive Officer of Atlantic Tele-Network, Inc. “Wireless continues to drive our growth.  Our rapid build-out of new markets in the rural United States more than made up for the two markets sold last year, as we continue to see promising results from the extensive investment we made in new network coverage and capacity.  Our wireless revenue also benefitted from a partial quarter of consolidated results from Bermuda.  The impact of the consolidation of BDC will be even more apparent in the third quarter, and will allow investors a better sense of the health and diversity of our revenue streams.  Bermuda has been a great investment for us in the past and we believe our increase in ownership and its contribution to our consolidated wireless revenue will generate additional value for shareholders.  In Guyana, which we expect will generate approximately 15% of our total wireless revenue next quarter, the competitive environment is still more difficult than we have faced in the past, leading to a decline in wireless revenue in that market.  Another challenge to this quarter was a marked increase in bypass traffic—international traffic that bypasses our network in Guyana costing us revenue and, because of the methods used, presents a very poor quality experience for callers.  We have taken a variety of steps to counter this development and hope to see improvement in coming quarters.

“On the fixed line side of our business, we were pleased to see another quarter of growth.  We increased the access lines in service in Guyana, had strong increases in high-speed data subscribers in the Virgin Islands and Guyana and continued to add business customers in Vermont and New Hampshire.”

Second Quarter 2008 Operating Highlights

The following operating results for the quarter ended June 30, 2008 are compared against the same period in 2007 unless otherwise indicated.

Wireless Revenue.  Wireless revenue increased by $4.9 million, or 25%, to $24.8 million from $19.9 million.  Of this increase, our U.S. rural wireless, notwithstanding the sale of 59 sites in the fourth quarter of 2007, saw revenue increase by $4.0 million, or 31%, to $16.9 million from $12.9 million.  An additional $2.9 million was attributable to the consolidation of BDC, which represents operations from May 15, 2008 through June 30, 2008, offset by a $2.0 million decrease in our wireless business in Guyana.   Our U.S. rural wireless growth was a result of the ongoing deployment of new GSM and CDMA base stations, along with switching fees earned on the 59 sold sites, although those fees are expected to continue to decrease rapidly in the third quarter and terminate by the end of the year.  We ended the quarter with a total of 367 GSM and CDMA base stations in our U.S. network, compared to 263 on June 30, 2007.  In Guyana, our wireless revenue decline reflects the continued impact of competition that entered the market in late 2006 and a decline in subscribers from 305,000 as of June 2007 to 277,000 as of June 2008.

Local Telephone and Data Revenue.  Local telephone and data revenue grew to $12.3 million compared to $11.4 million in 2007, an increase of $0.9 million, or 8%.  Our Guyana operations increased their local telephone and data revenue by $0.7 million, or 11%, from $6.6 million to $7.3 million, as access lines increased from 124,000 lines to 135,000 lines, or 9%, and interconnect fees increased.  Sovernet reported $3.7 million in local telephone and data revenue, consistent with the prior year.  While Sovernet continues to add business customers for its voice and data services, to date this has been almost entirely offset by the decline in its residential data business, particularly its dial-up internet services.  Our Virgin Islands operations saw an increase in revenue attributable to additional sales of high-capacity data services to businesses and government offices and a 30% increase in high-speed data subscribers over the same period in 2007.

International Long Distance Revenue.  International long distance revenue, all of which is generated by our GT&T subsidiary, was $12.4 million in 2008, a decrease of $0.4 million, or 3%, from $12.8 million in 2007.  This decrease was partly a result of certain non-recurring events during the second quarter of 2007, including Guyana’s hosting of Cricket World Cup matches and the Rio Group Summit, which we believe caused an increase in international traffic during that period.  We also believe that bypass activities increased considerably in the quarter, leading to lost revenue opportunities.  Inbound minutes represented 86% of international traffic for the quarter.

Operating Expenses.  Operating expenses increased by $3.3 million, or 11%, from $29.1 million to $32.4 million for the second quarter of 2007 and 2008, respectively. Of this increase, $2.0 million represents operating expenses of BDC from May 15, 2008 through June 30, 2008.  In addition, the Company recorded increased depreciation and amortization expense associated with our network expansion in the rural U.S and Guyana.  Such increases, however, were offset by the decrease in marketing expenses in Guyana, which had increased in 2007 in response to new increased competition.  Operating expenses were reduced in 2007 by a $1.0 million gain on the disposition of certain long lived assets.  Operating expenses for the second quarter 2007 and 2008 also included non-cash stock based compensation expense of $0.2 million and $0.3 million, respectively.

Operating Income.  Operating income increased by $2.1 million, or 13%, from $16.0 million to $18.1 million for the quarter.  This increase came predominately from U.S. rural wireless revenue growth and the consolidation of the results of the operations of BDC, effective May 15, 2008.  Operating income for 2007 was positively impacted by $1.0 million of one-time gains.  Excluding those one-time gains, operating income for 2007 would have been $15.0 million and the comparative increase in operating income for 2008 would be 21%.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Friday August 1, 2008 at 10:00 a.m. Eastern Time (ET) to discuss its second quarter results for 2008.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: (800) 734-4208 and International: (212) 231-2900.  A replay of the call will be available from 12:00 p.m. (ET) August 1, 2008 until 12:00 p.m. (ET) on August 8, 2008. The replay dial-in numbers are US/Canada: (800) 633-8284 and International: (402) 977-9140, access code 21389480.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company headquartered in Salem, Massachusetts.  Its principal subsidiaries include:  Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider for all local, long-distance and international  service, as well as a wireless service provider, in Guyana; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Bermuda Digital Communications Ltd., which, under the Cellular One name, is the leading provider of wireless voice and data services in Bermuda; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England; and Choice Communications, LLC, which provides wireless television and wireless broadband services in the U.S. Virgin Islands.

Non-GAAP Financial Information and Cautionary Language Concerning Forward-Looking Statements

This news release contains references to net income and operating income for 2007 that exclude certain one-time gains and, accordingly are financial measures not prepared in accordance with generally accepted accounting principles (GAAP).  These measures are presented as additional performance metrics to enhance the comparability of our current results to prior periods and should not be considered alternatives to net income or operating income determined in accordance with GAAP.

This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of the Company; demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) significant political and regulatory risk facing our exclusive license to provide local exchange and international voice and data services in Guyana; (2) any significant decline in the price or volume of international long distance calls to Guyana; (3) increased competition affecting our businesses; (4) the regulation of rates that GT&T may charge for local wireline telephone service; (5) significant tax disputes between GT&T and the Guyanese tax authorities; (6) the derivation of a significant portion of our U.S. wireless revenue from a small number of customers;  (7) our ability to maintain favorable roaming arrangements, including the rates Commnet charges its wholesale customers; (8) economic, political and other risks facing our foreign operations; (9) regulatory changes affecting our businesses; (10) rapid and significant technological changes in the telecommunications industry; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) any loss of any key members of management; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) dependence of our wireless and wireline revenues on the reliability and performance of our network infrastructure; (15) the occurrence of severe weather and natural catastrophes; and (16) our ability to realize the value that we believe exists in businesses that we acquire.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which is on file with the SEC.  The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31, 2007	June 30, 2008
Assets:
Cash and Cash Equivalents	$71,173	$55,053
Other Current Assets	47,202	48,285

Total Current Assets	118,375	103,338

Fixed Assets, net	155,753	173,752
Goodwill and Other Intangible Assets, net	56,431	67,707
Other Assets	14,067	5,876

Total Assets	$344,626	$350,673

Liabilities and Stockholders’ Equity:
Current Liabilities	$44,879	$34,217

Long Term Debt	50,000	50,000
Other Liabilities	13,540	14,535

Total Liabilities	108,419	98,752

Minority Interests	27,236	29,955

Stockholders’ Equity	208,971	221,966

Total Liabilities and Stockholders’ Equity	$344,626	$350,673

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Revenue:
Wireless	$19,884	$24,786	$38,587	$44,539
Local Telephone and Data	11,439	12,267	22,506	24,514
International Long Distance	12,802	12,387	25,974	24,942
Other Revenues	1,032	974	2,010	2,049

Total Revenue	45,157	50,414	89,077	96,044
Operating Expenses:
Termination and Access Fees	7,696	8,376	14,255	15,964
Internet and Programming	817	863	1,666	1,762
Engineering and Operations	5,709	5,930	11,473	11,785
Sales, Marketing and Customer Services	3,641	2,944	8,738	5,618
General and Administrative	5,639	6,819	11,489	12,702
Depreciation and Amortization	6,658	7,424	13,159	14,501
Gain on Disposition of Long-Lived Assets	(1,043)	—	(1,176)	—

Total Operating Expenses	29,117	32,356	59,604	62,332

Operating Income	16,040	18,058	29,473	33,712

Other Income (Expense):
Interest Income (Expense), net	(144)	(254)	225	(338)
Other Income	1,514	143	1,768	368

Other Income (Expense), net	1,370	(111)	1,993	30

Income Before Income Taxes, Equity in Earnings of Unconsolidated Affiliates and Minority Interests	17,410	17,947	31,466	33,742
Income Taxes	7,250	6,642	13,914	14,032

Income Before Equity in Earnings of Unconsolidated Affiliates and Minority Interests	10,160	11,305	17,552	19,710
Equity in Earnings of Unconsolidated Affiliates	642	272	1,098	735
Minority Interests	(1,753)	(1,373)	(2,703)	(2,374)

Net Income	$9,049	$10,204	$15,947	$18,071

Net Income Per Share
Basic	$0.60	$0.67	$1.05	$1.19
Diluted	$0.59	$0.67	$1.04	$1.18
Weighted Average Common Shares Outstanding
Basic	15,161	15,187	15,156	15,192
Diluted	15,286	15,253	15,288	15,267